www.mspc.cpa An independent firm associated with 340 North Avenue, Cranford, NJ 07016-2496 908 272-7000 Moore Global Network Limited 546 5th Avenue, 6th Floor, New York, NY 10036-5000 212 682-1234 Exhibit 5.1 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Commissioners: We have read Item 16F of SFL Corporation Ltd. (“SFL” or “the Company”) for the financial year ended December 31, 2022 contained in the Form 20-F dated March 16, 2023, and have the following comments: 1. We agree with the statements made in paragraphs one, two, three, four and five in the section “Change in the Company’s Certifying Accountant”. 2. We have no basis on which to agree or disagree with other statements of the registrant contained therein. MSPC Certified Public Accountants and Advisors, A Professional Corporation New York, New York March 16, 2023